SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                 April 24, 2001


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


             Delaware                                 11-2408943
   (State or other jurisdiction of          (IRS Employer Identification No.)
    incorporation or organization)


  767 Fifth Avenue, New York, New York                   10153
(Address of principal executive offices)               (Zip Code)


                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)



ITEM 5.           OTHER EVENTS.

On April 24, 2001, The Estee Lauder Companies Inc. issued a press release announcing third quarter earnings for fiscal 2001 and provided updated guidance with regard to anticipated sales growth and per share earnings for the fiscal year ending June 30, 2001. A copy of the press release is attached hereto as
Exhibit 99.1 and is incorporated herein by reference.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                       THE ESTEE LAUDER COMPANIES INC.



Date:  April 24, 2001                  By:    /s/Richard W. Kunes
                                           -------------------------
                                                Richard W. Kunes
                                              Senior Vice President
                                           and Chief Financial Officer
                                             (Principal Financial and
                                                Accounting Officer)

                         THE ESTEE LAUDER COMPANIES INC.

                                  EXHIBIT INDEX



Exhibit No.       Description

99.1              Press release dated April 24, 2001 of the
                  Estee Lauder Companies Inc.

                                                                   Exhibit 99.1

Investor Relations:
Dennis D'Andrea
(212) 572-4384

Media Relations:
Sally Susman
(212) 572-4430

              ESTEE LAUDER COMPANIES REPORTS STRONG THIRD QUARTER;

                      CONSTANT CURRENCY SALES GROWTH OF 9%;

                      EARNINGS PER SHARE INCREASES TO $.24

New York, NY, April 24, 2001 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for the third fiscal quarter ended March 31, 2001 of $1.10 billion, a 6% increase from $1.04 billion in the prior-year period. Excluding the negative impact of foreign currency translation, net sales increased 9%, in line with the Company's expectations.

The Company reported net earnings of $65.1 million for the quarter, up 8% from $60.4 million in the same period last year. Basic earnings per common share for the quarter rose 8% to $.25 from $.23 in the prior year, and diluted earnings per common share increased 9% to $.24 from $.22 reported in the prior year.

Fred H. Langhammer, President and Chief Executive Officer, said, "We turned in a terrific third quarter, meeting all of our financial targets. This is a notable achievement considering the soft retail climate in the U.S. and the uncertain sentiment surrounding the economy. We view challenging environments as an opportunity to gain market share, which is an essential component of our future growth strategy. Our business in Europe and Asia remained strong owing to successful product introductions and the ability to effectively execute our strategies. We will continue to benefit from a combination of global distribution, superior marketing and a promising lineup of new products."

Results by Product Category

Net sales of makeup products for the third quarter rose 13% before the impact of foreign currency translation and increased 10% to $464.1 million on a reported basis. The higher sales reflect the initial shipments of Moisture Surge Lipstick and the launch of Lash Doubling Mascara from Clinique along with recent product introductions such as Equalizer Smart Makeup by Estee Lauder, High Impact Eye Shadow from Clinique and Luxe Makeup by Prescriptives. Existing Estee Lauder products such as Go Pout Lipcolor and, in international markets, Pure Color Lipstick also contributed to the net sales increase, as did strong double-digit growth from MoAoC and new and existing products from our other brands.


Skin care sales for the quarter rose 7% before foreign currency translation. Reported sales increased 4% to $419.1 million, fueled by the introduction of Anti-Gravity Firming Eye Lift Cream by Clinique, as well as the recent successful launches of Idealist Skin Refinisher by Estee Lauder, Anti-Gravity Firming Lift Cream from Clinique and M.A.C Pro-Preferred Skincare. Skin care sales also benefited from the strong performances of Origins' Ginger Bath and Body Collection and, in international markets, the recent launch of Renutriv Intensive Lift Serum and continued success of White Light Brightening System by Estee Lauder.

Fragrance sales declined 2% excluding the impact of foreign currency translation and decreased 4% on a reported basis from the prior-year quarter to $172.9 million. The success of Intuition by Estee Lauder in international markets and the rollout of DKNY for men contributed to the category. These positive contributions were more than offset by the continued weakness of Tommy Hilfiger fragrances and lower sales of Estee Lauder pleasures, Dazzling Gold and Dazzling Silver. Fragrance sales also faced a difficult comparison with the prior-year quarter due to the domestic rollout of DKNY for women last year. The decline in fragrance sales occurred in the United States, while fragrance sales increased in Europe due primarily to the success of Intuition.

Sales of hair care products increased 40% to $39.9 million. The increase is primarily attributable to the inclusion of sales from Bumble and bumble, a majority of which was acquired in June 2000, the current fiscal year introduction of Clinique's Simple Hair Care System, as well as continued excellent growth at Aveda.

Third-quarter operating income in skin care and makeup increased, driven by sales growth in each of these categories. Fragrance posted an operating loss, reflecting lower sales and increased support spending. In hair care, operating income remained consistent with the prior-year quarter, reflecting increased sales and the inclusion of Bumble and bumble, partially offset by costs associated with refining Aveda salon distribution, opening new retail stores and investing in new product introductions.

Results by Geographic Region

In the Americas region, net sales for the third quarter increased 4% to $686.5 million, coming off of 9% growth in last year's third quarter. Higher sales in the current quarter were achieved on the strength of new products, continued solid performance from existing products, strong growth from newer brands, particularly Origins and M.A.C, and contributions from Bumble and bumble. A generally soft retail environment continues to negatively affect this region. Operating income in the region increased reflecting higher net sales, partially offset by increased spending to support the Company's position in the marketplace.

In Europe, the Middle East & Africa, net sales increased 21% over last year's third quarter, excluding the impact of foreign currency translation. Every market in the region generated sales growth, with virtually all markets posting double-digit increases. The increased sales were led by strong double-digit results in the United Kingdom, France, Italy, Spain and the travel retail and distributor businesses. The Company posted a 14% increase in reported net sales over the prior-year period to $282.4 million, reflecting the impact of the strong U.S. dollar against most European currencies. Operating profitability increased, principally due to sales growth, particularly from France, Italy, the United Kingdom and the travel retail and distributor businesses.


On a local currency basis, Asia/Pacific net sales increased 10% versus the prior-year quarter. Virtually every market posted double-digit sales increases with the strongest performances in Korea, Hong Kong and Thailand. Sales in Japan grew modestly and it remains a difficult market. Net sales in the region on a reported basis increased slightly to $132.8 million, primarily reflecting the continued weakness of the Japanese yen. Operating profit in the region decreased slightly as higher results in Korea, Hong Kong and Thailand were offset by lower operating results in Taiwan and Australia.

Nine-Month Results

For the nine months ended March 31, 2001, net sales excluding the impact of foreign currency translation increased 10%. On a reported basis, net sales during the period rose 6% to $3.57 billion from $3.37 billion in the comparable prior-year period. Net earnings before the cumulative effect of a change in accounting principle for the nine-month period increased to $287.0 million, up 12% over the $256.9 million reported in the same period last year. Basic earnings per common share before the change in accounting principle for the nine months ended March 31, 2001 rose 12% to $1.13 from $1.01 in the comparable prior-year period, and diluted earnings per common share before the change in accounting principle increased 13% to $1.11 from $.99 reported in the same period a year ago.

Estimates of Fiscal 2001 Full Year Results

The Company expects the retail environment in the United States will continue to be challenging. Nevertheless, management feels that with its strategies in place the Company can achieve the following results for its fiscal 2001 full year, based on the Company's current information about its business prospects.

Net sales for the fiscal 2001 full year are expected to grow between 9% and 10% on a constant currency basis versus the prior fiscal year. Geographic region net sales growth in constant currency is anticipated to be led by Europe, the Middle East & Africa and Asia/Pacific, followed by the Americas. On a product category basis, in constant currency, hair care sales, with a smaller base, are expected to be the leading growth category, followed by makeup and skin care, while fragrance is expected to be relatively unchanged versus the prior-year. The adverse effect of exchange rates in Europe and Asia could temper reported sales growth for the full fiscal year by approximately 3.5 percentage points. The Company expects to achieve diluted earnings per share, before the cumulative effect of a change in accounting principle, for the full year of between $1.33 and $1.35.

Forward-looking Statements

The forward-looking statements in this press release, including those containing words like "will," "expect," "anticipate," and "estimate" and those in the "Estimates" section of this release involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:

           (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

           (ii)the Company's ability to develop, produce and market new products on which future operating results may depend;

           (iii) consolidations and restructurings in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;

           (iv) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

           (v) social, political and economic risks to the Company's foreign manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

           (vi) changes in the laws, regulations and policies, including changes in accounting standards, and legal or regulatory proceedings, that affect, or will affect, the Company in the United States and abroad;

           (vii) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company sells its products and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;

           (viii) changes in global or local economic conditions that could affect consumer purchasing and the cost and availability of capital to the Company, which may be needed for new equipment, facilities or acquisitions;

           (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);

           (x) real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the Company's products are sold;

           (xi) changes in product mix to products which are less profitable;

           (xii) the Company's ability to develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates; and

           (xiii) the Company's ability to integrate acquired businesses and realize value therefrom.


The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company's products are sold in over 120 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane, Donna Karan, Aveda, Stila, Jo Malone and Bumble and bumble.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.

                                - Table Follows -

                         THE ESTEE LAUDER COMPANIES INC.

                         SUMMARY OF CONSOLIDATED RESULTS
                      (In millions, except per share data)

                                                               Three Months Ended                Nine Months Ended
                                                                    March 31        Percent           March 31      Percent
                                                              --------------------             -------------------
                                                                2001       2000     Change       2001       2000    Change
                                                                ----       ----     ------       ----       ----    ------

Net Sales.................................................     $1,101.7   $1,039.1   6.0%      $3,571.0   $3,367.9    6.0%

Cost of sales.............................................        226.1      230.7                767.4      765.6
                                                              ---------  ---------             --------   --------
Gross Profit..............................................        875.6      808.4   8.3%       2,803.6    2,602.3    7.7%
                                                              ---------  ---------             --------   --------
       Gross Margin.......................................         79.5%      77.8%                78.5%      77.3%

Operating expenses:
   Selling, general and administrative....................        766.7      701.3              2,322.6    2,155.4
   Related party royalties................................          3.6        7.7                 18.9       24.9
                                                              ---------  ---------             --------   --------
                                                                  770.3      709.0   8.6%       2,341.5    2,180.3    7.4%
                                                              ---------  ---------             --------   --------
       Operating Expense Margin...........................         69.9%      68.2%                65.6%      64.8%

Operating Income..........................................        105.3       99.4   5.9%         462.1      422.0    9.5%
       Operating Income Margin............................          9.6%       9.6%                12.9%      12.5%

Interest expense, net.....................................          2.0        3.3                 11.4       13.9
                                                              ---------  ---------             --------   --------

Earnings before Income Taxes and Minority Interest........        103.3       96.1   7.5%         450.7      408.1   10.4%

Provision for income taxes................................         37.2       35.7                162.3      151.2
Minority interest, net of tax.............................         (1.0)       -                   (1.4)       -
                                                              ---------  ---------             --------   --------

Net Earnings before Accounting Change.....................         65.1       60.4   7.8%         287.0      256.9   11.7%
Cumulative effect of a change in accounting
   principle, net of tax..................................           -         -                   (2.2)       -
                                                              ---------  ---------             --------   --------
Net Earnings .............................................         65.1       60.4                284.8      256.9

Preferred stock dividends.................................          5.9        5.9                 17.6       17.6
                                                              ---------  ---------             --------   --------

Net Earnings Attributable to Common Stock.................    $    59.2  $    54.5             $  267.2   $  239.3
                                                              =========  =========             ========   ========

Basic net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................    $    .25   $    .23    8.4%      $   1.13   $   1.01   12.3%
   Cumulative effect of a change in accounting principle,
     net of tax...........................................          -          -                   (.01)        -
                                                              --------   --------              --------   --------
   Net earnings attributable to common stock..............    $    .25   $    .23    8.4%      $   1.12   $   1.01   11.4%
                                                              ========   ========              ========   ========

Diluted net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................    $    .24   $    .22    9.0%      $   1.11   $    .99   12.7%
   Cumulative effect of a change in accounting principle,
     net of tax...........................................           -         -                   (.01)        -
                                                              --------   --------              --------   --------
   Net earnings attributable to common stock..............    $    .24   $    .22    9.0%      $   1.10   $    .99   11.8%
                                                              ========   ========              ========   ========

Weighted average common shares outstanding:
   Basic..................................................        238.4      238.0                238.3      237.7
   Diluted................................................        242.0      242.8                242.2      242.5

Earnings before interest, taxes, depreciation and amortization (EBITDA):
   Operating income.......................................    $   105.3  $    99.4             $  462.1   $  422.0
   Depreciation and amortization..........................         38.8       37.5                119.6      107.8
                                                              ---------  ---------             --------   --------
   EBITDA.................................................    $   144.1  $   136.9   5.3%      $  581.7   $  529.8    9.8%
                                                              =========  =========             ========   ========

       EBITDA Margin......................................         13.1%      13.2%                16.3%      15.7%

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